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                                                                   EXHIBIT 10.17


                                                                         CO #222

                         RAGEN MACKENZIE INCORPORATED
                        AGREEMENT TO GRANT STOCK OPTION

TO:        Mark McClure

     We are pleased to inform you that Ragen MacKenzie Incorporated (the "Corporation") hereby agrees to grant to you a stock option (the "Option") under the Stock Option Plan of the Corporation in effect on the date of such grant (the "Plan"). The grant of the Option will be conditioned upon your first achieving gross production of at least $850,000 during any twelve consecutive months (the "Current Production Goal") prior to November 30, 1999 (the "Goal
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Deadline"). The Option will entitle you to purchase a number of shares of the
Common Stock of the Corporation, equal to $20,000 divided by the Denominator [ the lower of $46.00, as proportionately adjusted to reflect any subdivision, combination, reclassification or other recapitalization of the Company's common stock into a greater or lesser number of shares (the "Ceiling Price"), or the fully diluted net book value per share as of the date the Current Production Goal is reached]. No fractional options shall be granted; round the result to the nearest whole number divisible by 25. The minimum number of options which can be earned under this agreement is 425. The maximum number of options which can be earned under this agreement is 550.

For example, if the fully diluted net book value per share is $35.98 as of the date the Current Production Goal is reached, then you would earn options on 550 shares. ($20,000/$35.98 = 556 rounded to 550.) If the fully diluted net book value per share is $46.00 as of the date the Current Production Goal is reached, then you would earn options on 425 shares. ($20,000/$46.00 = 435, rounded to 425).

The per share exercise price of the Option will be the book value per share of the Corporation's Common Stock on the date of grant of the Option (which is expected to be on or near the date you achieve the Current Production Goal). In the event that book value per share on the date of grant is higher than the Denominator, at such time as you exercise all or any portion of the Option, the Corporation will make a cash payment to you (the "Equalization Payment") in an amount equal to the difference between the Denominator and book value per share on the date of grant for each share purchased. The Equalization Payment will be treated as ordinary income to you. (In the event that, prior to the Goal Deadline, the Option has not yet been granted, and a change of control of the Corporation occurs that would result, under the Stock Option Plan of the Corporation then available for option grants, in acceleration of vesting of outstanding options, then, prior to such change of control, the Corporation shall grant the Option, and the Option shall be vested and exercisable, whether or not the Current Production Goal has been achieved, all subject to the terms of such Stock Option Plan.)

   The other terms of the Option will be as set forth in the Plan and in the Option Letter Agreement evidencing the Option. It is anticipated that certain of the terms to which the Option will be subject will be as follows:


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      Exercise:  During your lifetime only you will be able to exercise the
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Option. The Option may also be exercised in the event of your death by the personal representative of your estate or the beneficiary thereto. The Administrator of the Plan may, in its sole discretion at the time of exercise, determine that the exercise of the Option is subject to your prior execution of a Shareholders Agreement, in the form in use at the time of the exercise, whereby under certain circumstances you grant to the Corporation a right of first offer to purchase the shares acquired by you upon exercise of the Option.

      Payment for Shares:  The Option may be exercised by the delivery of cash,
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a personal check (unless at the time of exercise, the Administrator of the Plan determines otherwise), or a bank certified or cashier's check.

      Nature of the Option:  The Company will use its best efforts to provide
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that the Option is treated as an incentive stock option or its equivalent.

      Termination:  The Option will terminate two (2) years form the date of
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grant thereof or upon the earlier cessation of your relationship with the
Corporation or a related corporation, unless cessation is due to death or total disability, in which case the Option shall terminate three (3) months after cessation of such relationship.

      Transfer of Option:  The Option will not be transferable except by will or
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by applicable laws of descent and distribution.

The effective date of this Agreement is February 25, 1997.

                                           Very truly yours,
                                           RAGEN MacKENZIE INCORPORATED

                                           By /s/ Stanley G. Freimuth
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                                              Stanley G. Freimuth
                                              Chairman of the Board